ARC Announces Quarterly Dividend

SAN RAMON, CA / ACCESSWIRE / December 7, 2023 / ARC Document Solutions, Inc. (NYSE:ARC) on Wednesday, December 6, 2023, announced that its board of directors declared a quarterly cash dividend of $0.05 per share. The dividend is payable February 29, 2024, to shareholders of record as of January 31, 2024.

About ARC Document Solutions (NYSE:ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

SOURCE: ARC Document Solutions